SUB-ITEM 77M:  Mergers

Pursuant to the Securities Act of
1933, as amended, and the
General Rules and Regulations
thereunder, a Registration
Statement on Form N-14, SEC
File No. 333-182375, was filed
on June 27, 2012 and amended
on July 25, 2012.  This filing
relates to an Agreement and
Plan of Reorganization whereby
Federated Prime Obligations
Fund (Surviving Fund), a
portfolio of Money Market
Obligations Trust, acquired all of
the assets of Performance Money
Market Fund (Acquired Fund), in
exchange for Shares of the
Surviving Fund. Shares of the
Surviving Fund were distributed
on a pro rata basis to the
shareholders of the Acquired
Fund in complete liquidation
and termination of the Acquired
Fund.  As a result, effective
September 21, 2012, each
shareholder of the Acquired
Fund became the owner of
Surviving Fund Shares having a
total net asset value equal to the
total net asset value of his or her
holdings in the Acquired Fund.

The Agreement and Plan of
Reorganization providing for the
transfer of the assets of the
Acquired Fund to the Surviving
Fund was approved by the
Board of Trustees at their
Special Meeting held on June
25, 2012 and was also approved
by Acquired Fund shareholders
at a Special Meeting held on
September 19, 2012.

The Agreement and Plan of
Reorganization for this merger is
hereby incorporated by reference
from the definitive
Prospectus/Proxy Statement
filed with the SEC on August 8,
2012.